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                                                            EXHIBIT 11

                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
           STATEMENTS OF COMPUTATION OF PER SHARE EARNINGS (Unaudited)
                      (Thousands, except per share amounts)

                                            For the year ended December 31,
                                         ------------------------------------
                                           1994          1993         1992
                                         --------      --------     ---------
Income (Loss)
- ------------
Income (loss) before extraordinary
 item and accounting changes             $326,000      $(18,000)    $ (60,000)
Extraordinary item, net of taxes          (11,000)      (16,000)       (9,000)
Cumulative effect of accounting
 changes, net of taxes                     (5,000)            -       (55,000)
                                         --------      --------     ---------

Net income (loss)                        $310,000      $(34,000)    $(124,000)
                                         ========      ========     =========

Weighted Average Shares
- -----------------------
Common shares outstanding, net of
 restricted stock                          89,069        87,711        86,402

Add - shares assumed to be issued
      under long-term incentive
      (restricted stock), stock
      option and stock purchase
      plans at the average market
      price                                   635             -             -
                                         --------      --------     ---------
Primary shares                             89,704        87,711        86,402

Add - additional shares assumed to be
      issued under long-term incentive
      (restricted stock), stock option
      and stock purchase plans at the
      quarter-end market price (if
      higher than average market price)        88         1,365         1,840
                                         --------      --------     ---------
Fully diluted shares                       89,792        89,076        88,242
                                         ========      ========     =========

Income (Loss) Per Share
- -----------------------
Income (loss) before extraordinary
 item and accounting changes             $   3.66      $   (.21)    $    (.69)
Extraordinary item, net of taxes             (.12)         (.18)         (.10)
Cumulative effect of accounting
 changes, net of taxes                       (.06)            -          (.64)
                                         --------      --------     ---------
Net income (loss)                        $   3.48      $   (.39)    $   (1.43)
                                         ========      ========     =========

Income (Loss) Per Share - Primary
 and Fully Diluted
- -------------------
Income (loss) before extraordinary
 item and accounting changes             $   3.63      $   (.20)    $    (.68)
Extraordinary item, net of taxes             (.12)         (.18)         (.10)
Cumulative effect of accounting
 changes, net of taxes                       (.06)            -          (.62)
                                         --------      --------     ---------
Net income (loss)                        $   3.45      $   (.38)    $   (1.40)
                                         ========      ========     =========

A single presentation of income (loss) per share is made on the Statements of Income because the effects of assuming issuance of common shares under long-term incentive (restricted stock), stock option and stock purchase plans are either antidilutive or insignificant.